Exhibit 10.9

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of October 3, 2012 (the “Effective Date”), by and between ARE-SAN FRANCISCO NO. 33, LLC, a Delaware limited liability company (“Landlord”), and ELAN PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease Agreement dated as of March 18, 2010, as amended by that certain Letter Agreement dated as of March 18, 2010, as further amended by that certain First Amendment to Lease dated as of November 18, 2011, and as further amended by that certain Second Amendment to Lease dated June 1, 2012 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 27,550 rentable square feet (the “Existing Premises”) in a building located at 650 Gateway Boulevard, South San Francisco, California (“Building”). The Existing Premises are comprised of (i) that certain portion of the Building containing approximately 26,299 rentable square feet (the “Original Premises,” as shown on Exhibit A to the Lease), and (ii) that certain portion of the Building containing approximately 1,251 rentable square feet (the “Additional Premises,” as shown on Exhibit A to the Lease). Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Tenant desires to expand the Existing Premises to include that certain portion of the Building consisting of approximately 8,891 rentable square feet, as shown on Exhibit A attached hereto (‘Second Expansion Premises”).

C. Landlord and Tenant desire to and hereby amend Section 39(a) of the Lease in connection with Tenant’s Expansion Right with respect to the Second Expansion Premises to delete the requirement for the existence of a Pending Deal or the delivery to Tenant of a Pending Deal Notice so that Tenant may exercise its Expansion Right with respect to the Second Expansion Premises without the existence of a Pending Deal or the delivery to Tenant of a Pending Deal Notice.

D. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the Existing Premises by adding the Second Expansion Space.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Second Expansion Premises. In addition to the Existing Premises, commencing on the Second Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Second Expansion Premises. From and after the Second Expansion Premises Commencement Date, the Existing Premises and the Second Expansion Premises shall be collectively referred to as the “Premises”.

2.	Delivery. The “Second Expansion Premises Commencement Date” shall be 1 business day after the mutual execution and delivery of this Third Amendment by the parties. The “Second Expansion Premises Rent Commencement Date” shall be January 1, 2013.

Landlord shall deliver the Second Expansion Premises to Tenant with Landlord’s Work (as defined below) completed on the Second Expansion Premises Commencement Date. Following the Second Expansion Premises Commencement Date, Tenant shall have the right to construct Tenant Improvements (as defined in the Second Expansion Premises Work Letter attached to this Third Amendment as Exhibit B (“Second EP Work Letter”)) pursuant to the terms of the Second EP Work Letter.

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Except as set forth in the Lease (including without limitation, Section 13 of the Lease), as modified by this Third Amendment and the Second EP Work Letter: (i) Tenant shall accept the Second Expansion Premises in their condition as of the Second Expansion Premises Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall not have any obligation to Tenant for any existing defects in the Second Expansion Premises as of the Second Expansion Premises Commencement Date; and (iii) Tenant’s taking possession of the Second Expansion Premises shall be conclusive evidence that Tenant accepts the Second Expansion Premises in their condition at the time possession was taken.

Without limiting Landlord’s repair obligations under Section 13 of the Lease with respect to the entire Premises, for the period of 30 consecutive days after the Second Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Second Expansion Premises, if the same were not in good working order as of the Second Expansion Premises Commencement Date.

Landlord shall deliver the Second Expansion Premises to Tenant with the following items (collectively, “Landlord’s Work”) completed: (i) replace any broken, stained or missing ceiling tiles, (ii) patch, repair and spot paint any scuffs or holes in the walls, (iii) wax VCT flooring if reasonably necessary, (iv) replace any broken light fixtures, and any cracked or broken windows or interior glass, and (v) repair any damage to existing casework such as broken drawers or doors; provided further, however, that Landlord shall not be required to repair items of normal wear and tear (i.e. surface scratches).

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Second Expansion Premises, and/or the suitability of the Second Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Second Expansion Premises are suitable for the Permitted Use.

3.	Definition of Premises. Commencing on the Second Expansion Premises Commencement Date, the defined term “Premises” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Premises: That portion of the Building containing approximately 36,441 rentable square feet, consisting of (i) a portion of the Building containing approximately 26,299 rentable square feet (the “Original Premises”), (ii) a portion of the Building containing approximately 1,251 rentable square feet (the “Additional Premises”), and (iii) a portion of the Building containing approximately 8,891 rentable square feet, all as determined by Landlord (“Second Expansion Premises”), as shown on Exhibit A.”

As of the Second Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Second Expansion Premises as shown on Exhibit A attached to this Third Amendment.

4.	Base Term. Commencing on the Second Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term: A term beginning (i) with respect to the Original Premises, on the Commencement Date, (ii) with respect to the Additional Premises, on the Expansion Premises

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Commencement Date, and (iii) with respect to the Second Expansion Premises on the Second Expansion Premises Commencement Date, and ending with respect to the entire Premises on November 30, 2020.”

5.	Base Rent.

a. Existing Premises. Tenant shall continue to pay Base Rent for the Existing Premises as provided for in the Lease through the expiration of the Base Term of the Lease.

b. Second Expansion Premises. Commencing on the Second Expansion Premises Rent Commencement Date, Tenant shall commence paying Base Rent for the Second Expansion Premises at the same rate per rentable square foot that Tenant is paying for the Existing Premises, as increased pursuant to the schedule set forth on pages 1 and 2 of the Lease.

6.	Rentable Area of the Premises. Commencing on the Second Expansion Premises Commencement Date, the defined term “Rentable Area of the Premises” on page 2 of the Lease is deleted in its entirety and replaced with the following:

“Rentable Area of the Premises: 36,441 sq. ft.”

7.	Tenant’s Share. Commencing on the Second Expansion Premises Commencement Date, the defined terms “Tenant’s Share of Operating Expenses of Building” and “Tenant’s Share of Operating Expenses of Project” on page 2 of the Lease are deleted in their entirety and replaced with the following:

“Tenant’s Share of Operating Expenses of Building: 72.30%

Tenant’s Share of Operating Expenses of Project: 24.14%”

Notwithstanding anything to the contrary contained herein, Tenant shall not be required to pay Operating Expenses with respect to the Second Expansion Premises for the period commencing on the Second Expansion Premises Commencement Date through December 31, 2012. Tenant shall commencing paying Operating Expenses with respect to the entire Premises on the Second Expansion Premises Rent Commencement Date.

8.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Third Amendment and that no Broker brought about this transaction, other than Cassidy Turley BT Commercial and UGL representing the Tenant (collectively, “Tenant’s Broker”) and Cornish & Carey Commercial/NKF representing the Landlord (“Landlord’s Broker”). Except for the brokerage fees of Tenant’s Broker and Landlord’s Broker, which shall be paid by Landlord pursuant to a separate written agreement with such Brokers, Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

9.	Miscellaneous.

a. This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

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b. This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c. This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Third Amendment attached thereto.

d. Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment. In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail. Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

[Signatures are on next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first above written.

TENANT:

ELAN PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Alan Campion
Its:	Treasurer & CFO

LANDLORD:

ARE-SAN FRANCISCO NO. 33, LLC, a Delaware limited liability corporation

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP., a Maryland corporation, general partner

		By:	/s/ Eric S. Johnson
		Its:	Vice President Real Estate Legal Affairs

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EXHIBIT A

Second Expansion Premises

CONFERENCE
CONFERENCE
TYP.
COPY
FILE ROOM
COFFEE
COFFEE
DOCUMENTS
TEL COM/DATA
MAIL ROOM

TENANT EXERCISE TERMINATION RIGHT

650 GATEWAY

SCALE 1/16" = 1'-0"

SECOND FLOOR

02-28-2012

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3066 BREAK ROOM
3068 PRECLINICAL
3072 BIOANALYTICAL CHEMISTRY
3000 LOBBY
3002 CONFERENCE
3004 CELL BIOLOGY
3006 MOLECULAR BIOLOGY
3064 FORMULATION LABORATORY
3124 ELEC. RM.
3070 EXIT CORRIDOR
3067 CELL CULTURE
3073 ANTE ROOM
3071 CELL CULTURE
3065 CELL CULTURE
3069 CELL CULTURE
3075 BIOANALYTICAL CHEMISTRY
3077 CLOSET
3115
SHOWER
3001 ELEC
3003 STORAGE
3117 MEN'S
3119
VEST.
3107 JAN. CLOS.
3109
VEST
3113
SHOWER
3111 WOMEN'S
3102 STORAGE
3103
3105 ELEV. EQUIP. RM
3007 DNA SEQ INSTRUMENT ROOM
3011 FACS INSTRUMENT ROOM
3013 BIOCOR INSTRUMENT ROOM
3023 HOLDING LAB
3008 BIOCHEMISTRY LAB
3012 BIOLOGY EQUIPMENT
3018 SCREENING
3016 COLD ROOM
EXIT CORRIDOR
3056 STORAGE
3039 WARM CULTURE ROOM
3037 COLD ROOM
3033 GLASSWARE WASH
3031 MECHANICAL
3043 VEST
3035 DARK ROOM
3047 OFFICE
3049 OFFICE
3041 COPY
3052 CELL STORAGE ROOM
S/R ANTE ROOM
3030 EXIT CORRIDOR
3060 VESTIBULE
GOWNING AREA
3048 SHIPPING/RECEIVING
STORAGE ROOM
VIVARIUM RECEIVING
HOLDING
HOLDING
SURGICAL ROOM
NECROPSY/ PROCEDURE RM
3022 PURIFICATION
3024 BIOREACTOR

TENANT EXERCISE TERMINATION RIGHT

650 GATEWAY

SCALE 1/16" = 1'-0"

FIRST FLOOR

02-28-2012

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EXHIBIT B

Second Expansion Premises Work Letter

THIS SECOND EXPANSION PREMISES WORK LETTER dated October 3, 2012 (this “Second Expansion Premises Work Letter”) is made and entered into by and between ARE-SAN FRANCISCO NO. 33, LLC, a Delaware limited liability company (“Landlord”), and ELAN PHARMACEUTICALS, INC., a Delaware corporation, and is attached to and made a part of that certain Lease Agreement dated as of March 18, 2010, as amended by that certain Letter Agreement dated as of March 18, 2010, as further amended by that certain First Amendment to Lease dated November 18, 2011, as further amended by that certain Second Amendment to Lease dated as of June 1, 2012, and as further amended by that certain Third Amendment to Lease dated of even date herewith (as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Rick Smith or Chris Brey (either of them acting individually, a “Tenant’s Representative”) are the only persons authorized to act for Tenant pursuant to this Second Expansion Premises Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Second Expansion Premises Work Letter unless such Communication is in writing from a Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b) Landlord’s Authorized Representative. Landlord designates Todd Miller, Catie Paton and Rob Kain (any such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Second Expansion Premises Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Second Expansion Premises Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change any Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2. Tenant Improvements.

(a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Second Expansion Premises (and to any other portion of the Premises reflected in the Space Plans, as approved by Landlord) of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below. Other than funding the TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Second Expansion Premises for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “Space Plans”) detailing Tenant’s requirements for the Tenant Improvements prior to the commencement by Tenant of the construction of the Tenant Improvements. Not more than 15 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and

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the TI Architect with regard to such Space Plans. Tenant shall cause the Space Plans to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 15 days thereafter. Such process shall continue until Landlord has approved the Space Plans for the Tenant Improvements.

(c) Working Drawings. Not later than 30 days following the approval of the Space Plans by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the applicable Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plan. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for such portion of the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the applicable Space Plan. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the applicable Space Plan, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the Landlord-approved TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d) Approval and Completion. If any dispute regarding the design of any portion of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of disputed portion of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Allowance (as defined in Section 5(a) below), and (iii) Tenant’s decision will not affect the structural components of the Building or any Building Systems. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof. Notwithstanding anything to the contrary contained herein, Landlord shall have the right to make final decisions, in Landlord’s sole and absolute subjective discretion, with respect to matters concerning the exterior components, site work, façade or other structural components of the Building or any Building System.

3. Performance of the Tenant Improvements.

(a) Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction thereof consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit required for the Tenant Improvements shall be payable from the TI Allowance. Landlord shall assist Tenant in obtaining such TI Permit(s). Prior to the commencement of any portion of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or materially affects the operation of, or maintenance requirements associated with, any Building System.

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(c) Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d) Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Second Expansion Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Second Expansion Premises Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4. Changes. Any material changes requested by Tenant to the Tenant Improvements as depicted in any TI Construction Drawings approved by Landlord, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Right to Request Changes. If Tenant shall request changes to any Landlord-approved TI Construction Drawings (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b) Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5. Costs.

(a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”) and a schedule for Tenant’s performance and completion of such Tenant Improvements (the “Schedule”), and shall deliver a copy of each of the Budget and Schedule to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent (“Administrative Rent”) in the amount of Landlord’s reasonable out-of-pocket costs and expenses associated with Landlord’s engineering and architectural review of the Space Plans and TI Construction Drawings (and any Changes thereto) for any Tenant Improvements that affect the exterior components, site work, façade or other structural components of the Building or any Building System, all of which shall be payable from the TI Allowance.

(b) TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

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1. a “Tenant Improvement Allowance” in the maximum amount of $20.00 per rentable square foot in the Second Expansion Premises, which is included in the Base Rent set forth in the Lease; and

2. an “Additional Tenant Improvement Allowance” in the maximum amount of $25.00 per rentable square foot in the office portion of the Second Expansion Premises (consisting of approximately 7,074 rentable square feet), which is included in the Base Rent set forth in the Lease.

The TI Allowance shall be disbursed in accordance with this Work Letter. Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the TI Allowance that is not disbursed before November 30, 2015.

(c) Includable TI Costs. The TI Allowance shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plan and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Allowance shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(d) Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.

(e) Payment for TI Costs. During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant on a pro rata basis a percentage of the TI Costs (equal to the percentage that the TI Allowance bears to the total Budget, as the same may be amended from time to time, up to the amount of the TI Allowance actually incurred by Tenant, not more frequently than once a month, against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the construction of the Tenant Improvements (and prior to any final disbursement of the TI Allowance), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work of the Tenant Improvements, and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Second Expansion Premises; and (v) copies of all operation and maintenance manuals and warranties affecting such Tenant Improvements.

6. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Second Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

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(b) Modification. No modification, waiver or amendment of this Second Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

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